Exhibit 10.36

1060 Windward Ridge Parkway, Suite 170 Alpharetta, GA 30005

HIRING BONUS REPAYMENT AGREEMENT

John Deere Landscapes (Company) has extended an offer of employment to Briley Brisendine (Employee) as Executive Vice President and General Counsel, effective September 8, 2015. This offer includes a one-time hiring bonus in the amount of $70,000. The hiring bonus will be paid to the Employee in one lump-sum amount, less all applicable local, state and federal withholding taxes for which the Company will not reimburse the Employee.

Employee Promise to Repay

In consideration of Company’s payment/advance of the items listed above, the Employee hereby unconditionally agrees to repay to the Company the full amounts stated above if the Employee quits, resigns, terminates or is terminated from employment with the Company within the first anniversary of the date of full-time hire for any reason other than the following: (a) death, (b) permanent and total disability, or (c) termination of employment for the Company’s sole convenience and not because of misconduct or other cause.

In such event, the Employee agrees to make repayment to the Company before receiving any final payment of salary or other compensation upon such termination of employment. To the fullest extent permitted by law, the Employee hereby authorizes the Company to offset and deduct such full repayment amount from any final salary and other compensation or reimbursement due and payable by the Company to the Employee upon termination. In the event the Employee’s final salary, other compensation and reimbursements are insufficient to make repayment in full, any amount remaining unpaid shall be an obligation owing by the Employee to the Company until paid in full. The Employee also agrees to pay all costs, expenses, interest, and legal fees incurred by the Company to enforce this Agreement.

I acknowledge I have read, understood, and agree to the above terms.

/s/ Briley Brisendine	8/17/2015
Employee Signature	Date